Exhibit 10.15

LOMOND THERAPEUTICS, INC.
PROMISSORY NOTE

$1,950,000.00	May 2, 2022

Lomond Therapeutics, Inc., a Delaware corporation (“Maker”), hereby promises to pay to the order of Dinas Therapeutics, Inc., a Delaware corporation (“Lender”), or its successors and assigns, in lawful money of the United States of America, the principal amount of $1,950,000.00, together with interest on the unpaid principal balance of this promissory note (this “Note”) pursuant to the terms hereof.

The unpaid principal amount of this Note shall bear interest at a rate per annum equal to five percent (5%) calculated on the basis of a 365 day year and the actual number of days elapsed. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note. This Note may be prepaid in whole or in part at any time, without premium or penalty.

The principal amount and all accrued but unpaid interest of this Note shall be payable on the earlier of (i) written demand by the Lender, (ii) the second (2nd) anniversary of the date hereof after receipt by the Maker of written demand for payment from Lender; and (iii) the occurrence and during the continuance of one of the following specified events: (a) the Maker shall admit in writing its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors, (b) the Maker shall commence any case or other proceeding seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its structure or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (c) any case or proceeding is commenced against the Maker to have an order for relief entered against it as debtor or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its structure or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, which is not fully stayed within thirty (30) business days after the entry thereof.

This Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Delaware, without regard to principles of conflict of laws.

This Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Note shall be binding upon the heirs, executors, administrators, successors and assigns of the Maker and inure to the benefit of the Lender and its permitted successors, endorsees and assigns. This Note shall not be transferred without the express written consent of either party hereto, provided that if either party hereto consents to any such transfer or if notwithstanding the foregoing such a transfer occurs, then the provisions of this Note shall be binding upon any successor to Maker or Lender, as applicable, and shall inure to the benefit of and be extended to any party thereof.

MAKER:

Lomond Therapeutics, Inc.

By:	/s/ Nikolay Savchuk
Nikolay Savchuk, Chief Executive Officer

LENDER:

Dinas Therapeutics, Inc.

By:	/s/ Nikolay Savchuk
Nikolay Savchuk, Chief Executive Officer